EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter Earnings

Madison, Wis., Feb. 24, 2017—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Dec. 31, 2016, of $14.5 million, or 42 cents per share, compared to $11.2 million, or 32 cents per share, for the same period in the prior year. MGE Energy reported earnings for the twelve months ended Dec. 31, 2016, of $75.6 million, or $2.18 per share, compared to $71.3 million, or $2.06 per share, for the same period in the prior year.

During the three months ended Dec. 31, 2016, earnings increased compared to the same period in the prior year resulting from increased electric consumption due, in part, to an increase in residential customers. In addition, colder weather in the fourth quarter of 2016 versus the same period last year led to increased sales of natural gas.

During the twelve months ended Dec. 31, 2016, earnings increased compared to the same period in the prior year resulting from increased electric consumption due to a warmer summer in 2016 versus 2015 and an increase in electric and gas residential customers. In 2016, MGE was serving approximately 2,500 more electric and gas customers compared to a year ago.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 149,000 customers in Dane County, Wis., including the City of Madison, and purchases and distributes natural gas to 154,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended Dec. 31,	2016	2015
Operating revenue	$138,925	$130,973
Operating income	$23,958	$22,178
Net income	$14,502	$11,232
Earnings per share (basic and diluted)	$0.42	$0.32
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Twelve Months Ended Dec. 31,	2016	2015
Operating revenue	$544,745	$564,028
Operating income	$128,228	$124,255
Net income	$75,560	$71,343
Earnings per share (basic and diluted)	$2.18	$2.06
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steven Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com